Exhibit 99.2

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media/Editorial Contact:

Applied Micro Circuits Corporation	The Ardell Group
Debra Hart	Angela Edgerton
Phone: (858) 535-4217	Phone: (858) 792-2941
E-Mail: dhart@amcc.com	E-Mail: angela@ardellgroup.com

January 21, 2005

Company Press Release

APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES

AGREEMENT TO SETTLE SHAREHOLDER CLASS-ACTION LITIGATION

SAN DIEGO—January 21, 2005 —Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced that it has reached an agreement to settle the securities class-action litigation currently pending against the company and certain current and former officers and directors. The company and the defendants denied any wrongdoing as part of the settlement, which is subject to court approval. The total settlement amount is $60 million, of which the company expects its insurers to pay approximately $31 million. The company has recorded a charge of approximately $29 million in its third fiscal quarter, which ended December 31, 2004. Court approval for the settlement will be sought in this fourth quarter of the company’s 2005 fiscal year.

“The company has vigorously contested this litigation and remains steadfast in its position. However, putting this four-year-old litigation behind us removes the uncertainty and distraction of the litigation, and allows the company to focus on its business,” said Cesar Cesaratto, AMCC’s lead director and the chairman of the company’s Governance and Nominating Committee.

AMCC will file a current report on Form 8-K regarding the agreement to settle the litigation with the U.S. Securities and Exchange Commission within four business days. A copy of the filed current report will be accessible at www.sec.gov or through the company’s website at www.amcc.com.

About AMCC

AMCC provides the essential building blocks for the processing, moving and storing of information worldwide. The company blends systems and software expertise with high-performance, high-bandwidth silicon integration to deliver silicon, hardware and software solutions for global wide area networks (WAN), embedded applications such as PowerPC and programmable SOC architectures, storage area networks (SAN), and high-growth storage markets such as Serial ATA (SATA) RAID. AMCC’s corporate headquarters are located in San Diego, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

This news release contains forward-looking statements, including, but not limited to, statements regarding the settlement and magnitude of charges resulting from the settlement. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the risk that the settlement will not be approved by the court or that the charges resulting from the settlement will be higher than expected due to inability to obtain the company’s insurers’ agreed upon contribution to the settlement or other reasons. More information about potential factors that could affect the company’s business and financial results is included in the “Risk Factors” set forth in the company’s Annual Report on Form 10-K for the year ended March 31, 2004, and the company’s subsequent filings with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements as a result of such risk factors as well as other risks and uncertainties.

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